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                                   EXHIBIT 11

                      CAMBREX CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                                 (in thousands)

                                                 Three months ended   Nine months ended
                                                    September 30,       September 30,
                                                 ------------------   -----------------
                                                    1997    1996      1997      1996
                                                    ----    ----      ----      ----
Income applicable to common shares:

    Primary earnings ............................ $ 7,531  $ 6,101   $23,831   $19,826
                                                  =======  =======   =======   =======

    Fully diluted earnings ...................... $ 7,531  $ 6,101   $23,831   $19,826
                                                  =======  =======   =======   =======

Weighted average number of common
    shares and common share equivalents
    outstanding during the period:

        Common Stock ............................  11,829   11,647    11,773    11,576
        Stock Options ...........................     576      260       324       288
                                                  -------  -------   -------   -------
    Shares outstanding - primary ................  12,405   11,907    12,097    11,864

        Additional stock options ................       0       11        48        25
                                                  -------  -------   -------   -------

    Shares outstanding - fully diluted ..........  12,405   11,918    12,145    11,889
                                                  =======  =======   =======   =======


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